Exhibit 99.1

Argan, Inc. Reports First Quarter Fiscal 2024 Results

June 8, 2023 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its first quarter of fiscal year 2024, ended April 30, 2023. The Company will host an investor conference call today, June 8, 2023, at 5 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	April 30,
For the Quarter Ended:	2023	2022	Change
Revenues	$103,675	$100,277	$3,398
Gross profit	14,224	19,738	(5,514)
Gross margin %	13.7%	19.7%	(6.0)%
Net income	$2,109	$7,485	$(5,376)
Diluted per share	0.16	0.50	(0.34)
EBITDA	3,649	10,733	(7,084)
Cash dividends per share	0.25	0.25	—

	April 30,	January 31,
As of:	2023	2023	Change
Cash, cash equivalents, short-term investments and available-for-sale securities	$316,937	$325,458	$(8,521)
Net liquidity (1)	232,604	236,199	(3,595)
Share repurchase treasury stock, at cost	89,883	88,641	1,242
Project backlog	806,000	822,000	(16,000)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “During our first quarter, we reached substantial completion on the Guernsey Power Station, the largest single-phase gas fired project in U.S. history, a tremendous achievement by our talented employees and evidence of their commitment to completing complex projects. We continue to maintain strength and diversity in our backlog. Our backlog of $0.8 billion is consistent with year-end fiscal 2023 levels, without the addition of any major power-plant projects, which reflects our ability to drive incremental revenue growth by winning smaller projects to augment our larger jobs. Our financial performance can be impacted quarter to quarter by the timing of certain power industry projects, depending on where they are in the construction timeline. However, as demand for reliable energy and grid stability increases, we believe our core competencies and proven track record as a reliable construction partner and project manager position us well to take advantage of the robust pipeline of opportunities in the marketplace.”

First Quarter Results

Consolidated revenues for the quarter ended April 30, 2023 were $103.7 million, an increase of $3.4 million, or 3.4%, from consolidated revenues of $100.3 million reported for the comparable prior year period. The Company experienced increased revenues at several projects, including the Kilroot Power Station under construction near Belfast in Northern Ireland; the three ESB FlexGen peaker plants being built in Dublin, Ireland; and the Trumbull Energy Center, a large combined cycle, gas-fired power plant near Lordstown, Ohio. The increase in revenues were partially offset by decreased revenues at the Guernsey Power Station, the Maple Hill Solar energy project and Equinix data center project, as these projects are generally near or at completion.

Due meaningfully to this change in the mix of major projects for the quarter ended April 30, 2023, the Company’s consolidated gross profit declined to approximately $14.2 million, which reflected a consolidated gross margin of 13.7%, compared to consolidated gross profit of $19.7 million reported for the first quarter of the prior fiscal year, which reflected a gross margin of 19.7%.

Selling, general and administrative expenses remained consistent at $10.6 million for the quarter ended April 30, 2023 as compared to the same prior year period.

For the quarter ended April 30, 2023, Argan achieved net income of $2.1 million, or $0.16 per diluted share, compared to $7.5 million, or $0.50 per diluted share, for last year’s comparable quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended April 30, 2023 was $3.6 million compared to $10.7 million in the same period of last year. These results were primarily affected by the reduction in gross profit between periods and the previously reported loss related to fraudulently-induced wire transfers.

As of April 30, 2023, our cash and liquid investments totaled $317 million and balance sheet net liquidity was $233 million; furthermore, the Company had no debt.

Share Repurchase Program

During the quarter ended April 30, 2023, the Company repurchased 92,656 shares of common stock at a cost of $3.7 million. Since the share repurchase program began in November 2021, the Company has repurchased approximately 2.5 million shares of common stock, or approximately 15% of its outstanding shares, at a cost of approximately $92.4 million under the $125.0 million share repurchase plan authorized by the Company’s board of directors.

Conference Call and Webcast

Argan, Inc. will host a conference call and webcast for investors today, June 8, 2023, at 5 p.m. ET.

Stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011 and use access code: 796707. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/484475

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center/.  Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until June 22, 2023, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 48475. A replay of the webcast can be accessed on the Investor Center section of the Company’s website until June 22, 2024.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,
	2023	2022
REVENUES	$103,675	$100,277
Cost of revenues	89,451	80,539
GROSS PROFIT	14,224	19,738
Selling, general and administrative expenses	10,591	10,575
INCOME FROM OPERATIONS	3,633	9,163
Other (loss) income, net	(629)	595
INCOME BEFORE INCOME TAXES	3,004	9,758
Income tax expense	895	2,273
NET INCOME	2,109	7,485
Foreign currency translation adjustments	440	(1,264)
Net unrealized losses on available-for-sale securities	(37)	—
COMPREHENSIVE INCOME	$2,512	$6,221

NET INCOME PER SHARE
Basic	$0.16	$0.50
Diluted	$0.16	$0.50

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,413	14,910
Diluted	13,546	14,992

CASH DIVIDENDS PER SHARE	$0.25	$0.25

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	April 30,	January 31,
	2023	2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$195,947	$173,947
Short-term investments	90,614	151,511
Available-for-sale securities	30,376	—
Accounts receivable, net	60,774	50,132
Contract assets	4,914	24,778
Other current assets	42,376	38,334
TOTAL CURRENT ASSETS	425,001	438,702
Property, plant and equipment, net	10,665	10,430
Goodwill	28,033	28,033
Intangible assets, net	2,511	2,609
Deferred taxes, net	3,606	3,689
Right-of-use and other assets	5,878	6,024
TOTAL ASSETS	$475,694	$489,487

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$36,334	$56,375
Accrued expenses	44,755	49,867
Contract liabilities	111,308	96,261
TOTAL CURRENT LIABILITIES	192,397	202,503
Noncurrent liabilities	5,348	6,087
TOTAL LIABILITIES	197,745	208,590

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,414,404 and 13,441,590 shares outstanding at April 30, 2023 and January 31, 2023, respectively	2,374	2,374
Additional paid-in capital	161,347	162,208
Retained earnings	206,584	207,832
Less treasury stock, at cost – 2,413,885 and 2,386,699 shares at April 30, 2023 and January 31, 2023, respectively	(89,883)	(88,641)
Accumulated other comprehensive loss	(2,473)	(2,876)
TOTAL STOCKHOLDERS’ EQUITY	277,949	280,897
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$475,694	$489,487

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	April 30,
	2023	2022
Net income, as reported	$2,109	$7,485
Income tax expense	895	2,273
Depreciation	547	809
Amortization of intangible assets	98	166
EBITDA	$3,649	$10,733